Exhibit 10.27
Lease between
Sobrato Development Companies #871
And
Terayon Communication Systems, Inc.

Section			Page #
1.	Parties		1
2.	Premises		1
3.	Use		1
	A.	Permitted Uses	1
	B.	Uses Prohibited	1
	C.	Advertisements and Signs	1
	D.	Covenants, Conditions and Restrictions	1
4.	Term and Rental		2
	A.	Base Monthly Rent	2
	B.	Late Charges	2
	C.	Security Deposit	2
	D.	Habitual Default
5.	Construction		3
6.	Acceptance of Possession and Covenants to Surrender		3
	A.	Delivery and Acceptance	3
	B.	Condition Upon Surrender	3
	C.	Failure to Surrender	4
7.	Alterations and Additions		4
	A.	Tenant’s Alterations	4
	B.	Free from Liens	5
	C.	Compliance with Governmental Regulations	5
	D.	Conduit and Communications Equipment
8.	Maintenance of Premises		6
	A.	Landlord’s Obligations	6
	B.	Tenant’s Obligations	6
	C.	Waiver of Liability	6
	D.	Capital Improvements	6
9.	Hazard Insurance		7
	A.	Tenant’s Use	7
	B.	Landlord’s Insurance	7
	C.	Tenant’s Insurance	7
	D.	Waiver	7
10.	Taxes		8
11.	Utilities		8
12.	Toxic Waste and Environmental Damage		8
	A.	Use of Hazardous Material	8
	B.	Tenant’s Indemnity Regarding Hazardous Material	9
	C.	Notice of Release or Violation	9
	D.	Remediation Obligations	10
	E.	Environmental Monitoring	10
	F.	Landlord Indemnification	10
13.	Tenant’s Default		11
	A.	Remedies	11
	B.	Right to Re-enter	11
	C.	Continuation of Lease	11
	D.	No Termination	12
	E.	Non-Waiver	12
	F.	Performance by Landlord	12
	G.	Habitual Default	12

Page i

Section			Page #
14.	Landlord’s Liability		12
	A.	Limitation on Landlord’s Liability	12
	B.	Limitation on Tenant’s Recourse	13
	C.	Indemnification of Landlord	13
15.	Destruction of Premises		13
	A.	Landlord’s Obligation to Restore	13
	B.	Limitations on Landlord’s Restoration Obligation	14
16.	Condemnation		14
17.	Assignment or Sublease		14
	A.	Consent by Landlord	14
	B.	Assignment or Subletting Consideration	15
	C.	No Release	16
	D.	Reorganization of Tenant	16
	E.	Permitted Transfers	17
	F.	Effect of Default	17
	G.	Effects of Conveyance	17
	H.	Successors and Assigns	17
	I.	Sublease Requirements	17
18.	Option to Extend the Lease Term		18
	A.	Grant and Exercise of Option	18
	B.	Determination of Fair Market Rental	18
	C.	Resolution of a Disagreement over the Fair Market Rental	19
	D.	Personal to Tenant	19
19.	General Provisions		19
	A.	Attorney’s Fees	19
	B.	Authority of Parties	19
	C.	Brokers	19
	D.	Choice of Law	19
	E.	Dispute Resolution	19
	F.	Entire Agreement	20
	G.	Entry by Landlord	21
	H.	Estoppel Certificates	21
	I.	Exhibits	21
	J.	Interest	21
	K.	Modifications Required by Lender	21
	L.	No Presumption Against Drafter	21
	M.	Notices	21
	N.	Property Management	22
	O.	Rent	22
	P.	Representations	22
	Q.	Rights and Remedies	22
	R.	Severability	22
	S.	Submission of Lease	22
	T.	Subordination	22
	U.	Survival of Indemnities	22
	V.	Time	23
	W.	Waiver of Right to Jury Trial	23
EXHIBIT “A” – Premises & Building			25
EXHIBIT “B” – Initial Alterations			26

Page ii

1. PARTIES: THIS LEASE, is entered into on this 28th day of July 2006 (subject to the last sentence in this Section 1, “Effective Date”) between Sobrato Development Companies #871, a California limited partnership whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and Terayon Communication Systems, Inc., a Delaware corporation whose address is 4988 Great America Parkway, Santa Clara, California, 95054, hereinafter called respectively Landlord and Tenant. Landlord and Tenant are collectively referred to in this Lease as the “Parties”. Notwithstanding anything contained in this Lease to the contrary, this Lease shall not be effective until:
     [(i)] the commencement of the Triple Net Sub-sublease, dated as of June 27, 2006, by and between Tenant and Citrix Systems, Inc. (“Citrix”), as amended by that certain letter agreement dated July 20, 2006 (collectively, the “Sub-sublease”), including the occurrence of all the Conditions Precedent (as defined in the Sub-sublease) or Citrix’ waiver of Conditions Precedents that remain unsatisfied, if any, by the date required under the Sub-sublease
2. PREMISES: Landlord hereby leases to Tenant, and Tenant hires from Landlord those certain premises with the appurtenances, situated in the City of Santa Clara, County of Santa Clara, State of California, commonly known and designated as 2450 Walsh Avenue (“Premises”). For purposes of this Lease the building is deemed to be 63,069 rentable square feet (“Building”) including parking for approximately 240 cars as cross-hatched on Exhibit “A” and all improvements located therein including but not limited to buildings, parking areas and structures, landscaping, loading docks, sidewalks, service areas and other facilities.
3. USE:
     A. Permitted Uses: Tenant shall use the Premises as permitted under applicable zoning laws only for the following purposes and shall not change the use of the Premises without the prior written consent of Landlord: office space, research and development, marketing, light manufacturing, ancillary storage and other incidental uses, Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. All commercial trucks and delivery vehicles shall (i) be parked at the rear of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Premises, and (iii) permitted to remain within the Premises only so long as is reasonably necessary to complete the loading and unloading. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.
     B. Uses Prohibited: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Premises, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the Building in excess of the load limits for which such ceiling, walls or columns are designed, or set any load on the floor in excess of the load limits for which such floors are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises, including without limitation the soils or ground water in or around the Premises. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building without Landlord’s prior approval, which approval may be withheld in its sole discretion.
     C. Advertisements and Signs: Tenant will not place or permit to be placed, in, upon or about the Premises any signs not approved by the city and other governing authority having jurisdiction. Tenant will not place or permit to be placed upon the Premises any signs, advertisements or notices without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld or delayed. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date (as defined in Section 4.A. below) or promptly following the earlier termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant’s expense.
     D. Covenants, Conditions and Restrictions: This Lease is subject to the effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, rights of way of record and any other matters or documents of record; and (ii) any zoning laws of the city, county and state where the Building is situated (collectively referred to herein as “Restrictions”) and Tenant will conform to and will not violate the terms of any such Restrictions.
4. TERM AND RENTAL:
     A. Base Monthly Rent: The term (“Lease Term”) shall be for [thirty six (36)] months, commencing on October 1, 2006 (the “Commencement Date”) and ending on September 30, 2009, (“Expiration Date”). Notwithstanding the Parties agreement that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date. In addition to all other sums payable by Tenant under this Lease, Tenant shall pay base monthly rent (“Base Monthly Rent”) for the Premises according to the following schedule:

10/1/06 - 09/30/07:	$63,069.00 per month
10/01/07 - 09130/08:	$64,961.00 per month
10/01/08 - 09/30/09:	$66,910.00 per month
Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Concurrently with Tenant’s execution of this Lease, Tenant shall pay to Landlord the sum of Sixty Three Thousand Sixty Nine and No/100 Dollars ($63,069.00) as a deposit to be applied on the Commencement Date against the Base Monthly Rent due for the first month of the Lease Term.
     B. Late Charges: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain, Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises, Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within five (5) days after Tenant’s receipt of Landlord’s written notice of such failure to pay rent (“Late Rent Notice”), Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. If Landlord sent a Late Rent Notice to Tenant three (3) times within the Lease Term, all late charges subsequent to the third Late Rent noticed shall become due automatically after Tenant’s failure to pay such Base Monthly Rent or other sum due from Tenant within five (5) days after the same is due without any obligation of Landlord to provide any Late Rent Notice to Tenant. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorney’s fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate (as defined in Section 19.J. below) following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.
     C. Security Deposit: Concurrently with Tenant’s execution of this Lease, Tenant shall provide Landlord a letter of credit (“Letter of Credit”) in the amount of Sixty Three Thousand Sixty Nine and No/100 Dollars ($63,069.00) and in a form reasonably acceptable to Landlord (the Letter of Credit and all proceeds thereof being referred to as the “Security “Deposit”). If Tenant defaults with respect to any provisions of the Lease, including but not limited to the provisions relating to payment of (i) Base Monthly Rent or other charges in default; or (ii) any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, Landlord shall be entitled to draw the full amount of the Letter of Credit at any time by certifying the occurrence of such default to the issuer. Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation under this Lease, use, apply or retain the whole or any part of the Security Deposit reasonably necessary for the payment of any amount which Landlord may spend by reason of Tenant’s default or as necessary to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default, including without limitation loss of future rents due under this Lease upon termination of this Lease due to a default by Tenant and other damages recoverable under California Civil Code Section 1951.2. Tenant shall keep the Letter of Credit in effect during the entire Lease Term, as the same may be extended, plus a period of four (4) weeks following the Expiration Date. At least thirty (30) days prior to expiration of any Letter of Credit, the term thereof shall be renewed or extended for a period of at least one (1) year. Tenant’s failure to so renew or extend the Letter of Credit shall be a material default of this Lease by Tenant. In the event Landlord draws against the Letter of Credit, Tenant shall replenish the existing Letter of Credit or cause a new Letter of Credit to be issued such that the aggregate amount of Letter of Credit available to Landlord at all times during the Lease Term is the amount of the Security Deposit originally required. If Tenant performs every provision of this Lease to be performed by Tenant, the Letter of Credit shall be returned to Tenant within thirty (30) days alter the Expiration Date and surrender of the Premises to Landlord, less any amount deducted in accordance with this Section 4.C., together with Landlord’s written notice itemizing the amounts and purposes for such deduction. Tenant hereby waives California Civil Code Section 1950.7, or any similar law now or hereafter in effect which may have the effect of limiting the circumstances under which Landlord would be allowed to use or apply the Security Deposit or amount that could be so used or applied, or imposing a deadline for the return of the Security Deposit. In the event of termination of Landlord’s interest in this Lease, Landlord shall deliver the Letter of Credit to Landlord’s successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Letter of Credit. If Tenant shall default more than three (3) times in any twelve (12) month period, irrespective of whether or not such default is cured, then the Security Letter of Credit shall, within ten (10) days after demand by Landlord, be increased by Tenant to an amount equal to three (3) times the Base Monthly Rent.
5. CONSTRUCTION:
          Except as otherwise specifically provided in this Lease, The parties acknowledge that Landlord is not performing any construction pursuant to this Lease.
6. ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:
     A. Delivery and Acceptance: On the Commencement Date, Landlord shall deliver and Tenant shall accept possession of the Premises and enter into occupancy of the Premises on the Commencement Date; provided, however, that Landlord shall be responsible to put the existing heating, ventilating and air conditioning (“HVAC”) systems, plumbing, sprinklers, electrical (including panels and outlets), structural elements, and Building foundation into good operating condition and repair, and replace all broken, marred, stained or inconsistent acoustical ceiling tiles. By accepting possession, Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord.
     B. Condition Upon Surrender: Tenant further agrees on the Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear excepted. In this regard, “normal wear and tear” shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls shall be patched, cleaned, and otherwise made paint-ready, (ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant’s contractors shall be removed, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in “good operating condition and repair” as so certified by such firm, and (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures (including Tenant’s phone switch and security systems) from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. Tenant shall ascertain from Landlord at least ninety (90) days before the Expiration Date whether Landlord desires to have any Alterations (as defined in Section 7), with the exception of Initial Alterations as defined in Section 7 below, removed and the Premises or any parts thereof restored to their condition as of the Commencement Date, or to cause Tenant to surrender all Alterations in place to Landlord. If Landlord shall so desire, Tenant shall, at Tenant’s sole cost and expense, remove such Alterations as Landlord requires and shall repair and restore said Premises or such parts thereof before the Expiration Date. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to the extent such compliance is necessitated by the repair and restoration work. As an alternative to Tenant performing the restoration work as set forth in this Section 6.B, Tenant may request in writing, no later than one hundred twenty (120) days prior to the Lease Expiration Date, that Landlord provide an estimate of Tenant’s total surrender cost, and Tenant shall have the option to pay Landlord such estimated amount in lieu of actually completing its surrender and restoration obligations under this paragraph, such payment to be made to Landlord within fifteen (15) days of Tenant’s receipt of such estimate.
     C. Failure to Surrender: If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease in the condition required by this Section 6, Tenant shall be deemed in a holdover tenancy pursuant to this Section 6.C. and Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay and costs incurred by Landlord in returning the Premises to the required condition, plus interest at the Agreed Interest Rate as defined in Section 19.J. below. If Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the earlier termination or Expiration Date, as applicable, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect. This provision shall survive the termination or expiration of the Lease.
7. ALTERATIONS AND ADDITIONS:
     A. Tenant’s Alterations: Tenant shall not make, or suffer to be made, any alteration or addition to the Premises (“Alterations”), or any part thereof, without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant’s plans. After obtaining Landlord’s consent, which consent shall state whether or not Landlord will require Tenant to remove such Alteration at the expiration or earlier termination of this Lease, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and provides Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics’ lien claims. Tenant agrees to provide Landlord (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15” X 21”) vellum as-built drawings (provided, however, that Landlord shall not require Tenant to update any of Landlord’s existing “as-built” drawings), and (iii) a certificate of occupancy for the work upon completion of the Alterations. All Alterations shall be constructed by a licensed general contractor in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990 as amended from time to time. Upon the Expiration Date, all Alterations, except movable furniture and trade fixtures (including Tenant’s phone switch and security systems), shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense.
The parties acknowledge that Tenant intends to make certain improvements to the Premises (“Initial Alterations”) prior to initial occupancy of the

Premises, as shown on the attached Exhibit “B”. Landlord hereby consents to such Initial Alterations and waives any right to have such Initial Alterations removed at the expiration or sooner termination of this Lease, provided Tenant first obtains all necessary governmental approvals and permits associated with construction, and thereafter complies with all provisions of the items (i), (ii) and (iii) of this Section 7.A.
     B. Free from Liens: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within ten (10) days after receiving notice of the filing, Landlord shall immediately be entitled to discharge the lien at Tenant’s expense and all resulting costs incurred by Landlord, including attorney’s fees shall be due immediately from Tenant as additional rent.
     C. Compliance with Governmental Regulations: The term “Laws” or “Governmental Regulations” shall include all federal, state, county, city or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant’s sole expense will comply with all such Governmental Regulations applicable to the premises or the Tenant’s use of the Premises and shall make all repairs, replacements, alterations, or improvements necessary to comply with said Governmental Regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.
     D. Rooftop Communications Equipment: Notwithstanding the provisions of Section 7.A above, Tenant shall have the right, at its sole cost and expense, to install antennae, satellite dishes and other communications systems and equipment (“Rooftop Communications Systems”) on the roof of the Building at no additional rent cost to Tenant and at a location reasonably acceptable to Tenant and consistent with the intended use of the equipment while at the same time reasonably minimizing its visibility. All permits, application fees, and all costs associated with the Rooftop Communications Systems shall be Tenant’s responsibility. Tenant, at its sole cost and expense, shall have the exclusive right to install, maintain, and from time to time replace all or a portion of the Rooftop Communications Systems on the roof of the Building, provided that prior to commencing any installation or maintenance, Tenant shall (i) obtain Landlord’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) of the proposed size, weight and location of such Rooftop Communications Systems and method for fastening such Rooftop Communications Systems to the roof, (ii) such installation and/or replacement shall comply strictly with all Laws and the conditions of any bond or warranty maintained by Landlord on the roof, and (iii) obtain, at Tenant’s sole cost and expense, any necessary federal, state, and municipal permits, licenses and approvals, and deliver copies thereof to Landlord. Tenant agrees that all installation, construction and maintenance shall be performed in a neat, responsible, and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Rooftop Communications Systems. The Rooftop Communications Systems shall remain the property of Tenant, and Tenant may remove the Rooftop Communications Systems at its cost at any time during the Term. Tenant shall remove the Rooftop Communications Systems at Tenant’s cost and expense upon the expiration or termination of this Lease and shall repair any damage to the Building caused by such removal. Landlord makes no warranty or representation that the Building or any portions thereof are suitable for the use of the Rooftop Communications Systems. Except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant shall protect, defend, indemnify and hold harmless Landlord and Landlord’s agents, employees, shareholders, directors, officers, trustees, partners, affiliates, contractors, subtenants or invitees (“Landlord’s Agents”) from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Rooftop Communications Systems.

8. MAINTENANCE OF PREMISES:
     A. Landlord’s Obligations: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the foundation, exterior load bearing walls and roof structure of the Building Shell.
     B. Tenant’s Obligations: Tenant shall clean, maintain, repair and replace when necessary the Premises and every part thereof through regular inspections and servicing, including but not limited to: (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) the parking lot and all underground utility facilities servicing the Premises, (viii) all elevator equipment, (ix) the roof membrane system (subject to Section 8.D below); and (x) all waterscape, landscaping and shrubbery. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements. With respect to items (ii), (viii) and (ix) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer’s recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord.
     C. Waiver of Liability: Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord’s obligation of tenantability and Tenant’s right to make repairs and deduct the cost of such repairs from the rent. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing unless such loss or injury is due to Landlord’s gross negligence or willful misconduct.
     D. Capital Improvements: If as a part of Tenant’s fulfillment of its maintenance obligations under this Section 8, a capital improvement or replacement to the Premises (with the exception of the roof membrane) is paid for by Tenant which costs in excess of Ten Thousand Dollars ($10,000.00), Landlord shall reimburse Tenant for the cost of the replacement less the sum of (i) Ten Thousand Dollars ($10,000.00) plus (ii) that portion of the remaining cost equal to the product of such total cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, the denominator of which is the useful life (in years) of the replacement, as reasonably determined in accordance with generally accepted accounting principles. If the capital improvement is made during the Lease Term, Tenant’s share shall initially be based on the Lease Term and if Tenant thereafter exercises its renewal Option (as defined in Section 18.A. below), then upon the commencement of the Option Term (as defined in Section 18.A. below), an adjustment shall be made so that during the Option Term Tenant shall reimburse Landlord an amount determined by multiplying the cost of the capital improvement by a fraction, the numerator of which is the sum of the Lease Term remaining at the time the capital expenditure was made and the Option Term and the denominator of which is the useful life of the capital improvement.
If Landlord and Tenant reasonably agree that a new roof membrane is necessary, Landlord shall reimburse Tenant for the cost of the new roof membrane less the cost equal to the product of such total cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, the denominator of which is the useful life (in years) of the roof membrane, as reasonably determined in accordance with generally accepted accounting principles. If the roof membrane is installed during the Lease Term, Tenant’s share shall initially be based on the Lease Term and if Tenant thereafter exercises its Option, then upon the commencement of the Option Term, an adjustment shall be made so that during the Option Term Tenant shall reimburse Landlord an amount determined by multiplying the cost of the roof membrane by a fraction, the numerator of which is the sum of the Lease Term remaining at the time the roof membrane was installed and the Option Term and the denominator of which is the useful life of the roof membrane.
9. HAZARD INSURANCE:
     A. Tenant’s Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.
     B. Landlord’s Insurance: Landlord agrees to purchase and keep in force All Risk and fire insurance in an amount equal to the replacement cost of the Building (not including any Initial Alterations or Alterations paid for by Tenant) as determined by Landlord’s insurance company’s appraisers. At Landlord’s election, such fire and property damage insurance may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake, flood or terrorist acts, and shall contain reasonable deductibles. Additionally Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises in an amount as Landlord determines is reasonably necessary for its protection, and (ii) rental loss insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, on demand, the full cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy. Payment shall be due to Landlord within ten (10) days after written invoice to Tenant. It is understood and agreed that Tenant’s obligation under this Section 9 will be prorated to reflect the Lease Commencement and Expiration Dates.
     C. Tenant’s Insurance: Tenant agrees, at its sole cost, to insure its personal property, Initial Alterations, and Alterations against damage for their full replacement value (without depreciation). Said insurance shall provide All Risk and fire coverage equal to the replacement cost of said property. The property casualty insurance provided by Tenant as required by this paragraph shall be carried in favor of Landlord and Tenant as their respective interests may appear and shall provide that any loss to Initial Alterations shall be adjusted with and be payable to both Landlord and Tenant. Tenant shall deliver a copy of the policy and renewal certificate to Landlord. Tenant agrees, at its sole cost, and to obtain worker’s compensation and Commercial General Liability insurance for occurrences within the Premises with a combined single limit of not less than Five Million Dollars ($5,000,000.00). Tenant’s liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an “occurrence” rather than on a “claims made” basis. All such insurance shall provide for severability of interests, and shall provide that an act or omission of one of the named (additional) insureds shall not reduce or avoid coverage to the other named (additional) insureds. Tenant shall name Landlord and Landlord’s lender as an additional insureds and shall deliver a copy of the policies and renewal certificates to Landlord. All insurance policies required under this Section 9 shall provide for thirty (30) days’ prior written notice to Landlord of any cancellation, termination, or reduction in coverage. Notwithstanding the above, Landlord retains the right to have Tenant provide other forms of insurance which may he reasonably required to cover future risks.
     D. Waiver: Landlord and Tenant hereby waive all tort, contract or other rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The Parties shall each obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

10. TAXES: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant’s personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. All real estate taxes shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on the Premises’ land or buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord’s sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services.
11. UTILITIES: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring, with the exception of any loss or injury resulting from Landlord’s own gross negligence or willful misconduct, through or in connection with or incidental to furnishing or the utility company’s failure to furnish utilities to the Premises, and in such event Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.
12. TOXIC WASTE AND ENVIRONMENTAL DAMAGE:
     A. Use of Hazardous Material: Without the prior written consent of Landlord, Tenant or Tenant’s agents, employees, contractors, subtenants or invitees (“Tenant’s Agents”) shall not cause or permit any Hazardous Material, as defined below, to be generated, brought onto, used, stored, created, released or disposed of in or about the Premises, except that Tenant may use and store small quantities of common household cleaners and office supplies on the Premises provided such use and storage is in strict compliance with all Environmental Laws, as defined below. As used herein, the term “Hazardous Material” shall mean any substance, material or waste (whether liquid, solid or gaseous), which is a pollutant or contaminant, or which is hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which presents a risk to public health or the environment, or which is or may become regulated by or under the authority of any Environmental Laws, as defined below, including, without limitation, asbestos or asbestos containing materials, petroleum products, pesticides, polychlorinated biphenyls, flammable explosives, radioactive materials and urea formaldehyde. As used herein, the term “Environmental Laws” shall mean any present or future federal, state or local law, whether common law, statute, rule, regulation or ordinance, judgment, order, or other governmental restriction, guideline, listing or requirement, relating to the environment or any Hazardous Material, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., and applicable provisions of the California Health and Safety Code and the California Water Code, all as heretofore or hereafter may be amended from time to time. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the Hazardous Material to be brought onto the Premises, measures to be taken for storage and disposal thereof, and safety measures to be employed to prevent pollution or contamination of the air, soil, surface and ground water. Landlord’s approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant’s use of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Material including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Material on the Premises; enforce Hazardous Material handling and disposal practices consistent with industry standards; surrender the Premises free from any Hazardous Materials arising from Tenant’s generating, bringing, using, storing, creating, releasing, or disposing of Hazardous Material; and (v) properly close the facility with regard to Hazardous Material including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Material and obtaining a closure certificate from the local administering agency prior to the Expiration Date.
     B. Tenant’s Indemnity Regarding Hazardous Material: Tenant shall, at its sole cost and expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord, Landlord’s Agents, successors and assigns from, and against any and all claims, liabilities, obligations, penalties, fines, actions, costs or expenses incurred or suffered by the foregoing parties arising from generating, bringing, using, storing, creating, releasing or disposing of Hazardous Material by Tenant or Tenant’s Agents in or about the Premises, or the violation of any Governmental Regulation or Environmental Laws by Tenant or Tenant’s Agents. This indemnification applies whether or not the concentrations of any such Hazardous Material exceed applicable maximum contaminant or action levels or any governmental agency has issued a cleanup order. Tenant’s indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liabilities, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under present or future laws, including Environmental Laws; (ii) claims, liabilities, costs or expenses pertaining to the assessment and identification, monitoring, cleanup, containment, or removal of Hazardous Material from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) losses attributable to diminution in the value of the Premises or the Building (iv) loss or restriction of use of rentable space in the Building; and (v) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This Section 12B shall survive the expiration or termination of this Lease.
     C. Notice of Release or Violation: If, during the Lease Term (including any extensions), Tenant becomes aware of (i) any actual or threatened release of a Hazardous Material on, under or about the Premises or (ii) any inquiry, investigation, proceeding, claim, notice or order by any private or public person or entity regarding the presence of hazardous Material on, under or about the Premises, including alleged violations of Environmental Laws by Tenant or Tenant’s Agents, Tenant shall give Landlord written notice of the release or investigation within five (5) days after learning of it and shall simultaneously and thereafter furnish Landlord with copies of any claims, notices of violation, reports, or other writings received by Tenant concerning the release or investigation. In the event of an actual release of Hazardous Materials, Tenant shall also give Landlord immediate verbal notice of such release.
          In the event of any release on or into the Premises or into the soil or ground water under the Premises or the Building of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant’s Agents, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B. of this Lease to indemnify, defend and hold Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps.

          In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Section 12.C. concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to this Lease.
     D. Remediation Obligations: In the event of any release on, under or about the Premises of any Hazardous Material generated, brought onto, used, stored, created or disposed of by Tenant or Tenant’s Agents, Tenant shall, at its sole cost, promptly take all necessary and appropriate actions, in compliance with applicable Environmental Laws, to remove or remediate such Hazardous Material, whether or not any governmental agency has issued a cleanup order, so as to return the Premises to the condition that existed before the introduction of such Hazardous Material. Tenant shall obtain Landlord’s written consent prior to implementing any proposed removal or remedial action, provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s written consent. Nothing in the preceding sentence shall in any way eliminate, modify or reduce the obligation of Tenant under Section 12.B. above to indemnify, defend and hold Landlord harmless from any claims, liabilities, costs or expenses incurred or suffered by Landlord.
     E. Environmental Monitoring: Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises, including any air, soil, water, ground water, or to conduct any other sampling or testing, digging, drilling or analysis, to determine whether Tenant is complying with the terms of this Section 12. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any costs incurred by Landlord in determining Tenant’s non-compliance, including attorneys’, consultants’ and experts’ fees, shall be due and payable by Tenant to Landlord within five (5) days following Landlord’s written demand therefor.
     F. Landlord Indemnification: Landlord shall indemnify and hold Tenant harmless from any claims, liabilities, costs or expenses (including, without limitation, all litigation costs, expert witness fees and reasonable attorneys’ fees) incurred or suffered by Tenant related to the removal, investigation, monitoring or remediation of Hazardous Materials which are present as of the Effective Date or which come to be present on the Premises as a result of Landlord’s actions after the Effective Date. Landlord’s indemnification and hold harmless obligations include, without limitation, (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1980 (“RCRA”) or any other Federal, State, County or Municipal law, ordinance or regulation, (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source, and (iii) all costs of defending such claims. In no event shall Landlord be liable for any consequential damages suffered or incurred by Tenant as a result of any such contamination. To the best of Landlord’s knowledge, there are no Hazardous Materials on or beneath the Premises, nor does Landlord have reasonable cause to believe Hazardous Materials are present on or beneath the Premises.

13. TENANT’S DEFAULT: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant’s failure to pay the Base Monthly Rent including additional rent or any other payment due under this Lease where such failure continues for five (5) business days after Tenants receipt of Landlord’s notice that Rent was not received, (ii) the abandonment of the Premises by Tenant; (iii) Tenant’s failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord; provided however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion; (iv) Tenant’s making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (vii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; or (viii) the occurrence of any other event described as a default elsewhere in this Lease or any amendment thereto regardless of whether such event is defined as a material default and breach of this Lease in this Section 13.
     A. Remedies: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including: (a) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (b) broker’s fees, advertising costs or other expenses of reletting the Premises, (c) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (d) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term “rent”, as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, “worth at the time of award” shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.
     B. Right to Re-enter: In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.
     C. Continuation of Lease: If Landlord does not elect to terminate this Lease as provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue to keep this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent and other sums due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall the obligation to market the space but shall have no obligation to relet the Premises following a default if Landlord has other comparable available space within the Building or Premises. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.
     D. No Termination: Landlord’s re-entry or taking possession of the Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.
     E. Non-Waiver: Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord’s acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant’s Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord’s consent to or approval of any act by Tenant which requires Landlord’s consent or approvals shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.
     F. Performance by Landlord: If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, without notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate (as defined in Section 19.J) within ten (10) days of Landlord’s written notice for such payment.
     G. Habitual Default: The provisions of Section 13 notwithstanding, the Parties agree that if Tenant shall have defaulted in the performance of any (but not necessarily the same) term or condition of this Lease for three or more times during any twelve (12) month period during the Lease Term (beyond applicable notice and cure periods), then such conduct shall, at the election of the Landlord, represent a separate event of default which cannot be cured by Tenant. Tenant acknowledges that the purpose of this provision is to prevent repetitive defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant’s timely performance under this Lease.
14. LANDLORD’S LIABILITY:
     A. Limitation on Landlord’s Liability: In the event of Landlord’s failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee’s interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant further waives any right to terminate this Lease and to vacate the Premises on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief; provided, however, Landlord and its partners, trustees, beneficiaries and employees shall not be liable to Tenant for any consequential damages suffered or incurred by Tenant on account of Landlord’s default including, without limitation, on account of lost profits or the interruption of Tenant’s business. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise, or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Premises, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents, or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water, or rain, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant, with the exception of damage resulting from Landlord’s gross negligence or willful misconduct.
     B. Limitation on Tenant’s Recourse: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity, then the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their property interest in the Premises. Tenant shall have recourse only to the interest of Landlord in the Premises for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.
     C. Indemnification of Landlord: Except to the extent due to the negligence or willful misconduct of Landlord, as a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, and Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold harmless Landlord and Landlord’s Agents from any claims, liabilities, costs or expenses incurred or suffered arising from the use or occupancy of the Premises by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, tenant’s breach of this Lease, or any damage or injury to person or property from any cause, including but not limited to the use or occupancy of the Premises by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease or from the failure of Tenant to keep the Premises in good condition and repair as herein provided. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant or Tenant’s Agents, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord’s costs and expenses and reasonable attorney’s fees incurred in defending such claims.
15. DESTRUCTION OF PREMISES:
     A. Landlord’s Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord and Tenant, to the extent of its Initial Alterations and Alterations, shall repair the same to a similar condition to that which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent while repairs are being made, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant’s business in the Premises, as reasonably determined by Landlord. In no event shall Landlord be required to replace or restore Initial Alterations, Alterations, or Tenant’s fixtures or personal property. Tenant shall be obligated to replace and restore all Initial Alterations and Alterations.
     B. Limitations on Landlord’s Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Promises if any of the following occur: (i) if the repairs cannot be made in one hundred eighty (180) days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease Term, (v) Tenant is in default pursuant to the provisions of Section 13, or (vi) Tenant has vacated the Premises for more than ninety (90) days. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction if Landlord elects to repair or restore, this Lease shall continue in full force and effect. Tenant shall also have the right to terminate this Lease in the event of either (i) or (iv) above, by providing Landlord with written notice of its election to do so as follows: in the case of clause (i) above, written notice fifteen (15) days after Landlord’s notice of the time period required for repair or restoration; and in the case of clause (ii) above, within thirty (30) days following the damage or destruction. Tenant hereby waives the benefits and rights provided to Tenant by the provisions of Civil Code Sections 1932 and 1933.
16. CONDEMNATION: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser (“Vesting Date”) and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. Further, in the event of such partial taking, Landlord shall have the option to terminate this Lease as of the Vesting Date. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Initial Alterations, Alterations, or for Tenant’s moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 16 shall govern in the case of a taking.
17. ASSIGNMENT OR SUBLEASE:
     A. Consent by Landlord: Except as specifically provided in Section 17.E below, Tenant may not voluntarily, involuntarily or by operation of law, assign, sell or otherwise transfer all or any part of Tenant’s interest in this Lease or in the Premises, cause or permit any part of the Premises to be sublet, occupied or used by anyone other than Tenant, or permit any person to succeed to any interest in this Lease or the Premises (all of the foregoing being a “Transfer”) without the express written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Tenant desires to effectuate a Transfer, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed transferee, (ii) current financial statements of the transferee covering the preceding three years if such statements exist and are otherwise available, (iii) the nature of the proposed transferee’s business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed Transfer. Landlord shall have a fifteen (15) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) terminate this Lease as to the portion of the Premises proposed to be transferred; (ii) permit Tenant to Transfer such space to the named transferee on the terms and conditions set forth in the notice; or (iii) refuse consent, provided Landlord shall be required to specify its reasons for refusing consent. If Landlord should fail to notify Tenant in writing of such election within the aforementioned 15-day period, Landlord shall be deemed to have elected option (ii) above. In the event Landlord elects option (i) above, this Lease shall expire with respect to such part of the Premises on the date upon which the proposed Transfer was to commence, and from such date forward, Base Monthly Rent and Tenant’s allocable share of all other costs and charges shall be adjusted based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Building. In the event Landlord does not elect option (i) above, Landlord’s consent to the proposed Transfer shall not be unreasonably withheld, conditioned or delayed, provided and upon the condition that: (i) the proposed transferee is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed transferee is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed transfer agreement, if it is a sublease, conforms to the requirements of Section 17.I below (Sublease Requirements) or if it is an assignment, is in a form reasonably satisfactory to Landlord; (iv) the proposed Transfer will not result in there being greater than two (2) subtenants or other occupants (not including employees) within the Premises at any time during the Lease Term; (v) Tenant reimburses Landlord on demand for any costs that may be incurred by Landlord in connection with said Transfer, including the costs of making investigations as to the acceptability of the proposed transferee and legal costs incurred in connection with the granting or denial of any requested consent; provided, however, that such reimbursement payment by Tenant to Landlord shall not exceed One Thousand Five Hundred and No/100 Dollars ($1,500.00) and (vi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied (without limiting other factors that may be considered or conditions that may be imposed by Landlord in connection with a requested Transfer), Landlord shall be considered to have acted reasonably if it withholds its consent. Tenant shall not hypothecate, mortgage, pledge or otherwise encumber Tenant’s interest in this Lease or the Premises or otherwise use the Lease as a security device in any manner (all of the foregoing being an “Hypothecation”) without the consent of Landlord, which consent Landlord may withhold in its sole discretion. Tenant shall reimburse Landlord on demand for any costs that may be incurred by Landlord in connection with an Hypothecation, including legal costs incurred in connection with the granting or denial of any requested consent. Landlord’s consent to one or more Transfers or Hypothecations shall not operate to waive Tenant’s obligation to obtain Landlord’s consent to other Transfers or Hypothecations nor constitute consent to an assignment or other Transfer following foreclosure of any permitted lien, mortgage or other encumbrance. If Tenant is a corporation, limited liability company, unincorporated association, partnership or other legal entity, the sale, assignment, transfer or hypothecation of any stock, membership or other ownership interest in such entity (whether occurring at one time or over a period of time) in the aggregate of more than fifty percent (50%) (determined cumulatively) shall be deemed an assignment of this Lease; in the case of a partnership, any withdrawal or substitution (whether occurring at one time or over a period of time) of any partners owning fifty percent (50%) or more (cumulatively) of the partnership, or the dissolution of the partnership shall be deemed an assignment of this Lease; provided that, subject to Section 17.D below, the foregoing provisions of this sentence shall not apply to a transfer of stock in a corporation whose stock is publicly traded on a public stock exchange. If Tenant is a corporation whose stock is not publicly traded on a public stock exchange, any dissolution, merger, consolidation or reorganization of Tenant shall be deemed a Transfer.
     B. Assignment or Subletting Consideration: Landlord and Tenant hereby agree that fifty percent (50%) of any rent or other economic consideration (including without limitation, payments for trade fixtures and personal property in excess of the fair market value thereof, stock, warrants, and options) in excess of the Base Monthly Rent payable hereunder (after deducting therefrom Reasonable Transfer Costs (defined below)) (i) realized by Tenant in connection with any Transfer by Tenant, and/or (ii) realized by a subtenant or any other person or entity (other than Tenant) (any such subtenant, person or entity being a “Subsequent Transferor”) in connection with a sublease, assignment or other Transfer by such Subsequent Transferor, shall be paid by Tenant to Landlord promptly after such amounts are paid to Tenant or a Subsequent Transferor, regardless of the amount of subrent the

Subsequent Transferor pays to Tenant or any prior Subsequent Transferor. As used in this Section 17.B, “Reasonable Transfer Costs” shall mean the following costs, to the extent reasonably incurred in connection with the Transfer in question: (i) advertising costs and brokerage commissions payable to unaffiliated third parties, and (ii) tenant improvement costs incurred solely in connection with such Transfer. In the case of a Transfer other than an assignment of Tenant’s entire interest in the Lease and Premises, Reasonable Transfer Costs shall be amortized on a straight line basis, without interest, over the initial term of the Transfer. Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord’s right to terminate the Lease and relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable. No Transfer by Tenant shall relieve it of any obligation under this Lease. Any Transfer which conflicts with the provisions of this Lease shall be void.
     C. No Release: Any Transfer shall be made only if and shall not be effective until the transferee shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the transferee shall assume all the obligations of this Lease on the part of Tenant to be performed or observed to the extent of the interest being transferred and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease to the extent applicable to the interest being transferred. Notwithstanding any Transfer and the acceptance of rent or other sums by Landlord from any transferee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any transferee or any other person claiming under or through any transferee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed transferee or by any real estate brokers or other persons claiming compensation in connection with the proposed Transfer.
     D. Reorganization of Tenant: Notwithstanding any other provision of this Lease, the provisions of this Section 17.D shall apply if Tenant is a publicly-held corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or there is a sale of all or substantially all of the assets of Tenant, or (ii) there is a sale, cancellation, surrender, exchange, conversion or any other transfer of stock involving or consisting of more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or there is any merger, consolidation or other reorganization of or affecting Tenant, whether the foregoing occurs in a single transaction or in multiple steps, and after any one or more of such events Tenant’s stock is no longer publicly traded. In a transaction under clause (i), the surviving or acquiring corporation or entity (“Surviving Entity”) shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which the Surviving Entity assumes the obligations of Tenant hereunder. In a transaction or series of transactions under clause (ii) of this Section 17.D, the entities which as a result of such transaction(s) own a greater than fifty percent (50%) interest in Tenant (including, without limitation as a result of a verse triangular merger or a triangular merger) (collectively the “Acquiring Entity”) shall promptly execute and deliver to Landlord a guaranty of lease in form reasonably satisfactory to Landlord under which the Acquiring Entity guarantees the full payment and performance of the obligations of Tenant under the Lease (“Lease Guaranty”). The foregoing notwithstanding, in the event the Surviving Entity or Acquiring Entity is itself not a publicly-traded corporation, but is instead the subsidiary of a publicly-traded corporation (or a subsidiary of a subsidiary of a publicly-traded corporation, or a subsidiary in a chain of entities in which one or more parent corporations are publicly traded), then each publicly-traded parent corporation in such chain shall be required to execute and deliver to Landlord the Lease Guaranty. In addition, in the event that after such acquisition Tenant no longer prepares audited financial statements, then in addition to the financial statements required to be delivered by Tenant hereunder, the entity required to execute the Lease Guaranty shall provide Landlord its audited financial statements at the times and in the manner required of Tenant hereunder. It is the intent of the parties that after such any transaction or series of transactions described in this Section 17.D above, Landlord shall be entitled to rely on the creditworthiness of publicly-traded corporations and to receive audited financial information from publicly-traded corporations.
     E. Permitted Transfers: Notwithstanding anything contained in this Section 17, so long as Tenant otherwise complies with the provisions of this Section 17, Tenant may enter into any of the following Transfers (a “Permitted Transfer”) without Landlord’s prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than fifty percent (50%); (ii) a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time of such assignment or sublease that is equal to or greater than the net worth of Tenant immediately prior to such transaction, and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation has a net worth at the time of such assignment or sublease that is equal to or greater than the net worth of Tenant immediately prior to such transaction.
     F. Effect of Default: In the event of Tenant’s default, Tenant hereby assigns all amounts due to Tenant from any Transfer as security for performance of Tenant’s obligations under this Lease, and Landlord may collect such amounts as Tenant’s attorney-in-fact, except that Tenant may collect such amounts unless a default occurs as described in Section 13 above. A termination of the Lease due to Tenant’s default shall not automatically terminate a Transfer then in existence; rather at Landlord’s election: (i) such Transfer shall survive the Lease termination; (ii) the transferee shall attorn to Landlord, and (iii) Landlord shall undertake the obligations of Tenant under the transfer agreement; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the transferee, or for any acts or omissions of Tenant and Tenant’s Agents.
     G. Conveyance by Landlord: In the event of any transfer of Landlord’s interest in this Lease, the Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided, however, that any funds in the hands of Landlord or the then transferor at the time of such transfer, in which Tenant has an interest shall be turned over to the transferee and any amount then due and payable to Tenant by Landlord or the then transferor under any provision of this Lease shall be paid to Tenant; and provided, further, that upon any such transfer, the transferee shall be deemed to have assumed, subject to the limitations of this Section 17, all of the agreements, covenants and conditions in this Lease to be performed on the part of Landlord, it being intended hereby that the covenants and obligations contained in this Lease to be performed on the part of Landlord shall, subject as aforesaid, be binding on each Landlord, its successors and assigns, only during its period of ownership.
     H. Successors and Assigns: Subject to the provisions this Section 17, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all parties hereto comprising Tenant shall be jointly and severally liable hereunder.
     I. Sublease Requirements: If Landlord consents to any sublet of the premises by Tenant to an approved Subtenant (“Subtenant”), every sublet transaction shall be evidenced by a written sublease between Tenant and Subtenant (the “Sublease”). The Sublease shall comply with the following requirements: (i) the form of the Sublease and the terms and conditions thereof shall be subject to Landlord’s approval which shall not be withhold unreasonably; (ii) the Sublease shall provide that it is subject to and shall incorporate by reference all of the terms and conditions of this Lease, except those terms and conditions relating to Rent, Additional Rent, and any other amount due under this Lease; (iii) the Sublease shall provide that the Subtenant shall have no right to exercise any option or other right granted to Tenant in this Lease; (iv) the Sublease shall contain a waiver of subrogation against Landlord and shall require Subtenant’s insurance policies to acknowledge such waiver of subrogation; (v) the Sublease shall provide that all requirements of this Lease applicable to subleases shall be applicable to sub-subleases; (vi) the Sublease shall require Subtenant, acting through Tenant, to obtain Landlord’s prior written approval, to any alteration to the Premises to the same extent Tenant is required by this Lease to obtain such consent; (vii) the Sublease shall require Subtenant to send Landlord copies of any and all notices concerning the Premises that Subtenant is obligated to provide to Tenant and Tenant to send Landlord copies of any and all notices concerning the Premises that Tenant is obligated to provide to Subtenant; and (viii) the Sublease shall provide that, at Landlord’s option, the Sublease shall not terminate in the event that this Lease terminates and shall require Subtenant to execute an attornment agreement if Landlord, in its sole and absolute discretion, shall elect to have the Sublease continue beyond the date of termination of this Lease.
18. OPTION TO EXTEND THE LEASE TERM:
     A. Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 18.A, an option (“Option”) to extend the Lease Term for an additional term (the “Option Term”) of sixty (60) months. The Option shall be exercised, if at all, by written notice to Landlord no earlier than eighteen (18) months prior to the date the Lease Term would expire but for such exercise but no later than twelve (12) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of additional Options pursuant to this Section, provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of (i) the initial Base Monthly Rent payable under this Lease, and (ii) ninety five percent (95%) of the Fair Market Rental, as hereinafter defined. Notwithstanding anything herein to the contrary, (i) if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, or (ii) if the net worth of Tenant as reported in Tenant’s most recent financial statements is less than the net worth of Tenant as of the date of execution of this Lease, then Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 18.A. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the (i) current use and other potential uses of the Premises, as determined by the rents then obtainable for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building and (ii) the credit standing and financial stature of the Tenant. The appraisers shall be instructed that the foregoing five percent (5.0%) discount is intended to offset comparable rents that include the following costs which Landlord will not incur in the event Tenant exercises its option (i) brokerage commissions, (ii) tenant improvement or relocation allowances, (iii) vacancy costs, or (iv) other concessions or inducements.
     B. Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C. is less than Landlord’s determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.

     C. Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding Fair Market Rental shall be resolved as follows:
          1. Within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement.
          2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.
          3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.
          4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.
     D. Personal to Tenant: All Options provided to Tenant in this Lease are personal and granted to Terayon Communication Systems, Inc. and are not exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord’s sole and absolute discretion. In the event Tenant has multiple options to extend this Lease, a later option to extend the Lease cannot be exercised unless the prior option has been properly exercised.
19. GENERAL PROVISIONS:
     A. Attorney’s Fees: In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney’s fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney’s fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.
     B. Authority of Parties: Tenant represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord’s request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.
     C. Brokers: Except for Cornish & Carey Commercial/ONCOR International, which is acting as Tenant’s broker, each party hereunder represents that it has not utilized or contacted a real estate broker or finder with respect to this Lease and agrees to indemnify, defend and hold the other party harmless against any claim, cost, liability or cause of action asserted by any other broker or finder claiming through such indemnifying party.
     D. Choice of Law: This Lease shall be governed by and construed in accordance with California law. Except as provided in Section 19.E below, venue shall be Santa Clara County.
     E. Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for any claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court (which small claims court shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by J.A.M.S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County, California. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J.A.M.S. or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J.A.M.S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J.A.M.S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code § 1119 et. seq. The mediation shall be held in Santa Clara County, California and in accordance with the existing rules and practice of J.A.M.S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party’s request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). In order for the prevailing party to be entitled to the payment of attorney’s fees, the prevailing party must have followed the provisions of this Section 19.E. and have attempted to mediate any dispute prior to invoking arbitration.
IF A MEDIATION IS CONDUCTED BUT IS UNSUCCESSFUL, IT SHALL BE FOLLOWED BY FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR THE OTHER JUDICIAL AND MEDIATION SERVICE SELECTED, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ., AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUEST FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION OR MEDIATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.
NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.
LANDLORD:  JMS  TENANT:  JDC
     F. Entire Agreement: This Lease and the exhibits attached hereto contain all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.
     G. Entry by Landlord: Upon twenty-four (24) hours’ prior notice to Tenant and subject to Tenant’s reasonable security regulations and procedures, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes and actions, so long as such actions do not have a material adverse effect on Tenant’s parking, use, or access to the Building: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair thereof, as required or permitted by any law; and (vi) showing the Premises to Landlord’s or the Master Landlord’s existing or potential successors, purchaser, tenants and lenders. Tenant shall permit Landlord and his agents, at any time within twelve (12) months prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder), to place upon the Premises “For Lease” signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours.
     H. Estoppel Certificates: At any time during the Lease Term, Tenant shall, within ten (10) days following written notice from Landlord, execute and deliver to Landlord a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on Landlord’s part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord’s interest in the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance. Tenant agrees to provide, within five (5) days of Landlord’s request, Tenant’s most recent three (3) years of audited financial statements for Landlord’s use in financing or sale of the Premises or Landlord’s interest therein.
     I. Exhibits: All exhibits referred to are attached to this Lease and incorporated by reference.
     J. Interest: All rent due hereunder, if not paid when due, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full (“Agreed Interest Rate”). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the stuns outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.
     K. Modifications Required by Lender: If any lender of Landlord or ground lessor of the Premises requires a modification of this Lease that will not increase Tenant’s cost or expense or materially or adversely change Tenant’s rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within ten (10) days after the request.
     L. No Presumption Against Drafter: Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.
     M. Notices: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, or by personal delivery addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute.
     N. Property Management: In addition, Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of three percent (3%) of the Base Monthly Rent.
     O. Rent: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as “additional rent”, shall be deemed as rent.
     P. Representations: Except for the provisions of this Lease, Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.
     Q. Rights and Remedies: Subject to Section 14 above, all rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.
     R. Severability: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.
     S. Submission of Lease: Submission of this document for examination or signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.
     T. Subordination: This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof, provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant’s rights under this Lease as long as Tenant is not then in default and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord’s written request, Tenant shall execute any documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance, subject to Holder’s agreement to recognize Tenant’s rights as set forth in the preceding sentence. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance. Within sixty (60) days after the Commencement Date, Landlord shall obtain a subordination and nondisturbance agreement from all existing Holders in a form mutually and reasonably agreeable to all parties hereunder.
     U. Survival of Indemnities: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.
     V. Time: Time is of the essence hereunder.
     W. Waiver of Right to Jury Trial: Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord:
Sobrato Development Companies #871,		Tenant: Terayon Communication Systems, Inc.,
a California Limited Partnership		a Delaware corporation

By:	/s/ John M. Sobrato	By:	/s/ Jerry D. Chase

Its:	General Partner	Its:	CEO